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EXHIBIT 11


EAGLE POINT SOFTWARE CORPORATION
STATEMENT REGARDING COMPUTATION OF NET EARNINGS PER SHARE
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
                                                                        Nine months Ended March 31,
                                                                  ---------------------------------------
                                                                        1997                   1996
SHARES USED IN DETERMINING PRIMARY EARNINGS
 PER SHARE:

Weighted average common shares outstanding                                4,941,730             4,927,568

Net effect of stock options based on the treasury stock
   method using the average market price during the period                        0                43,720
                                                                  -----------------     -----------------
     Total weighted average common and common equivalent
        shares outstanding                                                4,941,730             4,971,288

                                                                  =================     =================
SHARES USED IN DETERMINING FULLY DILUTED
 EARNINGS PER SHARE:

Weighted average common shares outstanding                                4,941,730             4,927,568

Net effect of stock options based on the treasury stock
 method using the average market price or market price
 at the end of the period, whichever is higher                                   0                43,720
                                                                  -----------------     -----------------
     Total weighted average common and common equivalent
        shares outstanding                                                4,941,730             4,971,288
                                                                  =================     =================
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